Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Capitol Acquisition Corp. (a development stage company) on Form S-1, File No. 333-144834 of our report dated October 16, 2007, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audit of the financial statements of Capitol Acquisition Corp. (a development stage company) as of July 13, 2007 and for the period from June 26, 2007 (inception) through July 13, 2007, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Melville, New York

November 2, 2007